Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is dated as of August 7, 2006, by and between Amscan Inc., a New York corporation (“Amscan”), and iParty Corp. a Delaware corporation (“iParty”).  Amscan and iParty are sometimes referred to herein collectively as the “parties”.

In consideration of the mutual promises herein contained and for all valuable consideration, the parties hereby agree to be legally bound as follows:

1.             Supply Agreement.

A.                                   During the Term, and subject to the terms and conditions set forth herein, iParty hereby appoints Amscan as a supplier of Party Goods (as hereinafter defined) and Amscan shall supply iParty with Party Goods as ordered by iParty on the terms set forth in this Agreement.

B.                                     iParty agrees that, during the Term, and subject to the terms and conditions set forth herein, Amscan shall supply Party Goods for stores which iParty now or hereafter owns or operates during the Term and iParty shall purchase Party Goods from Amscan in the aggregate annual minimum amounts  set forth on Schedule “A” attached hereto (the “Annual Purchase Commitment”).  Notwithstanding the foregoing, this Agreement shall not prohibit iParty from: (i) obtaining any Party Goods from any Person in excess of the Annual Purchase Commitment, (ii) obtaining Party Goods from any other person to the extent that Amscan is unable to fill an order from iParty for such Party Goods, or (iii) obtaining Party Goods from any other Person if Amscan shall not be able to provide iParty with competitive pricing.  Amscan shall be deemed “unable to fill an order” for purposes of this Agreement if Amscan is unable to fill at least eighty percent (80%) of Party Goods orders within ten (10) days of submission of such orders by iParty for a period of at least sixty (60) days.

C.                                     “Party Goods” means all kinds of party goods, including without limitation paper and plastic tableware, accessories and novelties, distributed by Amscan or its affiliates, including (i) all such goods currently stocked by iParty and (ii) any new goods either developed or acquired by Amscan or its affiliates after the date hereof.  Notwithstanding anything set forth herein, “party goods” for the purposes of this Agreement shall not include metallic balloons.

D.                                    This Agreement is not a requirements contract and nothing herein shall be construed to obligate iParty to purchase any particular product or products or type of product or products exclusively from Amscan.

2.             Pricing and Annual Purchase Commitment.

A.                                   During the Term, “Non-contract Party Goods” sold by Amscan to iParty in accordance with the provisions of this Agreement will be invoiced by Amscan in accordance with the pricing schedule set forth on Schedule B, based on Amscan’s manufacturer’s suggested retail price (“MSRP”), as reflected in Amscan’s catalog.  “Non-contract Party Goods,” as used herein, shall mean all Party Goods contained in Amscan catalogs, except for those Party Goods set forth on Schedule “B” hereto, as the same may be from time to time amended.  In the event that Amscan’s price to iParty for any particular Party Goods, calculated in accordance with Schedule B, is not competitive with pricing available from a competitive supplier, nothing herein shall require iParty to buy such Party Goods from Amscan, however, iParty shall remain subject to the terms of this Agreement, including the Annual Purchase Commitment.

B.                                     Non-contract Party Goods purchased by iParty for its stores shall also initially be subject to an additional discretionary territory development rebate (the “Base Rebate”) as set forth on Schedule C hereto, calculated based on the invoiced price of products shipped in each calendar quarter during the Term, before reduction for credits for damaged goods, rebates and allowances (including any reduction on account of any Base Rebates and Incentive Rebates under this Agreement or under any Term Sheet in effect between the parties).  Notwithstanding anything to the contrary set forth herein, the Base Rebate is a discretionary rebate by Amscan and may be eliminated or reduced at any time in Amscan’s sole discretion based upon iParty’s good faith continued development of the territory; provided, however, that development of the territory shall not be deemed to require the opening of any new stores (as opposed to promoting stores already open).  No Base Rebate previously applied to purchases by iParty is subject to recapture by Amscan, except to the extent of returns for damaged or defective goods.  The Base Rebate shall be paid or credited in accordance with the provisions of Schedule B.

C.                                     Non-contract Party Goods shall also be subject to an Incentive Rebate (as defined on Schedule “C”), which shall commence on the date hereof.  The Incentive Rebate shall be calculated, based on increased purchases, in accordance with Schedule “C”.  The Incentive Rebate is non-discretionary, irrespective of any reduction in or elimination of the Base Rebate and irrespective of whether or not iParty has achieved the Annual Purchase Commitment described in Section 2.F.  The Incentive Rebate shall be paid in accordance with the provisions of Schedule B.

D.                                    During the Term, “Contract Party Goods” (as hereinafter defined) shall be sold by Amscan to iParty in accordance with the provisions of this Agreement, and shall be invoiced by Amscan at the net prices set forth on Schedule “B”.  “Contract Party Goods” shall mean the Party Goods set forth on Schedule “B” hereto, as the same may be amended from time to time.

E.                                      Commencing on the date of this Agreement, iParty shall commence to increase, in a commercially reasonable manner, its purchases of Amscan Party Goods over the Base Purchase Amount, as defined on Schedule “A”, to the “Annual Purchase Commitment,” as defined on Schedule “A”.

i.                                          During each calendar year beginning on January 1, 2008, iParty shall purchase not less than the Annual Purchase Commitment for such calendar year.

ii.                                       In the event that iParty fails to purchase at least the Annual Purchase Commitment, as determined at the end of any such calendar year, iParty may place an order to fulfill its Annual Purchase Commitment for the immediately preceding calendar year no later than the thirtieth (30th) day following the end of such calendar year.

iii.                                    In the event that iParty does not place an order sufficient to fulfill its Annual Purchase Commitment for such calendar year within such thirty (30) day period, Amscan shall bill iParty an amount equal to (i) the Annual Purchase Commitment for such immediately preceding calendar year multiplied by the total number of iParty Stores open during such calendar year, less (ii) the aggregate total amount invoiced to iParty for Party Goods purchased from Amscan for all iParty Stores during or in respect of such immediately preceding calendar year (the “Penalty”).  The Penalty shall be due and payable on the terms set forth on Schedule B attached hereto.

iv.                                   In calculating the Penalty for iParty Stores open for only a portion of such calendar year (if any), the calculation shall be made on a pro rata basis for such stores based on the number of months during such year that each such store was open (such number, with respect to each such store, rounded to the nearest whole number).

v.                                      In the event that either (i) a Penalty is paid in respect of a preceding calendar year, or (ii) iParty orders an amount of party goods within 30 days following the close of any calendar year in order to avoid a shortfall in the Annual Purchase Commitment for the previous calendar year, then neither the dollar amount of such Penalty paid and/or the Party Goods ordered that represent a shortfall from a prior calendar year shall be included in the calculation of total Party Goods purchased for purposes of determining whether iParty has achieved its Annual Purchase Commitment for the calendar year in which the Penalty was paid or shortfall made up, as the case may be.

vi.                                   Notwithstanding anything to the contrary set forth herein, if iParty fails to meet the Annual Purchase Commitment for any relevant calendar year, as a result of (i) Amscan being “unable to fill an order,” as defined in Paragraph 1.B, or (ii) the return of damaged and/or defective products in excess of the customarily anticipated rate of damaged or defective products occurring in the ordinary course, then, the purchase price of the goods ordered, but not available, or returned as damaged or defective shall be deducted from the Annual Purchase Commitment solely for purposes of calculating whether a Penalty is due in respect of such calendar year (and any subsequent calendar year for which such calculation may be relevant).

The Annual Purchase Commitment shall also be subject to adjustment as provided for in Schedule B in the event that Amscan is unable to provide competitive pricing in accordance with Schedule B.

F.                                      Notwithstanding anything to the contrary, Amscan and iParty acknowledge that the Annual Purchase Commitment is an aggregate commitment and nothing in this Agreement shall be construed to mean or to imply that iParty shall be obligated to purchase any specific amount of Party Goods with respect to any individual store or group of stores, and any such failure in respect of any store or group of stores will not result in a Penalty so long as iParty has purchased an aggregate amount of Amscan Party Goods equal to or greater than the Annual Purchase Commitment.

F.                                      Notwithstanding anything to the contrary set forth herein, the parties acknowledge and agree that Amscan’s MSRP prices for Non-contract Party Goods and/or prices for Contract Party Goods may increase from time to time, subject to market conditions and consistent with Amscan’s usual practices.

H.                                    In addition to the Base Rebate and the Incentive Rebate provided for under this Agreement, iParty shall be eligible for such other rebates, allowances, credits, freight, seasonal dating, new store dating, and other similar incentives contained in Term Sheets in effect from time to time between Amscan and iParty, consistent with past practices, custom, and usage between the Parties in this respect.

3.             Payment Terms.

A.                                   Payment for all “everyday Party Goods”, shipped by Amscan shall be made on the terms set forth on Schedule B.

B.                                     Any and all taxes, excises, assessments, levees, imports, duties, costs and penalties that may be assessed or imposed by any governmental agency in connection with this Agreement shall be paid by the party on which they are imposed and shall be the sole obligation of such party.

C.                                   Existing Amscan receivables owed by iParty to Amscan as of the date hereof, in the approximate amount of $1,150,000.00 (the “Extended Receivables”), shall have the payment date extended until October 31, 2006.  Commencing on October 2, 2006 until October 31, 2006, iParty, at its option, may elect to convert the remaining balance of the Extended Receivables into a promissory note (the “Note”).  The Note, if issued, will bear interest at the rate of 11.0% per annum, and shall be payable in thirty-six (36) equal monthly installments of principal and interest commencing on November 1, 2006, and on the first day of each month thereafter until October 1, 2009, when the remaining principal balance and all accrued and unpaid interest shall be due and payable.  The Note, if issued, shall be in the form annexed hereto as Exhibit “1”, and subordinated to certain “Senior Debt” of iParty, as provided in the Subordination Agreement in the form of annexed hereto as  Exhibit “2” (the “Subordination Agreement”), which Amscan will execute upon issuance of the Note.  At the request of iParty Amscan will also execute a Subordination Agreement, on terms materially consistent with and similar to the Subordination Agreement, with any successor holder of Senior Indebtedness (as defined in the Note), including specifically with any Senior Subordinated Lender (as defined in the Note).

4.             Shipment Terms.

A.                                   Shipment Terms are as set forth on Schedule B.

B.                                     Amscan shall use its commercially reasonable efforts to fulfill the orders for Party Goods placed by iParty pursuant to the terms of this Agreement.

C.                                     Amscan agrees that it will:

(i)                                     Continue to handle and fulfill orders by iParty in a manner consistent with past practice, and in the event of the occurrence of a force majuere event, including any shortage, embargo, strike or other similar situation, it will treat iParty consistently with its treatment of other customers in order fulfillment;

(ii)                                  Provide products of comparable quality to the products being supplied to iParty and its other customers at the time of the execution of this Agreement, free from material defects in material, workmanship and design; and

(iii)                               Provide products manufactured and labeled in compliance with all applicable laws and regulations.

5.             Term of Agreement; Termination.

A.                                   This Agreement shall be deemed effective from and after August 7, 2006 through and including December 31, 2012 (the “Term”), unless sooner terminated as follows:

i.                                          Either party hereto may terminate this Agreement upon written notice to the other party if the other party hereto becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, which petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

ii.                                       Either party hereto may terminate this Agreement upon written notice to the other party if the other party breaches any express material term or condition of this Agreement and fails to cure that breach within forty-five (45) days after receiving written notice of the breach.  In the event that iParty gives written notice to Amscan of any good faith dispute with respect to any invoice(s) (which notice shall include specific details regarding each disputed invoice(s)) within fifteen days after receipt by iParty of written notice from Amscan of non-payment of such invoice(s), then the failure by iParty to pay such disputed amount shall not be deemed to be a breach of this Agreement; provided that either party may immediately submit the dispute to arbitration pursuant to this Agreement.

B.                                     Except as set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of any Party and shall not relieve any Party of any obligation which has accrued prior to the effective date of such termination or expiration (including, without limitation, any credits and/or allowances in accordance with the provisions of this Agreement), which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely (provided that to the extent that a Party is entitled to a credit at a time when it does not owe any amounts to the other Party pursuant to this Agreement, then such Party shall be entitled to receive a payment from the other Party in an amount equal to the credit).  Except as expressly stated otherwise herein, the remedies hereunder are cumulative, and nothing in this Agreement shall prevent any Party, in the case of a breach, from not terminating this Agreement and seeking to enforce its rights hereunder.

C.                                     Upon any termination or expiration of this Agreement in accordance with the provisions hereof, the provisions in Sections 8 and 10 shall survive such termination or expiration.

6.             Notices.

Any and all notices required hereunder shall be in writing and shall be (a) sent by certified, first-class mail, postage prepaid, (b) sent by national overnight courier or (c) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other party as set forth below.  The effective date of any notice hereunder shall be the date of receipt by the receiving party:

If to Amscan:	Amscan Inc.
80 Grasslands Road
Elmsford, New York 10523
Facsimile: (914)345-2056
Attention: James M. Harrison, President

and

Kurzman Eisenberg Corbin & Lever, LLP
One North Broadway
White Plains, New York 10601
(914)285-9855
Attention: Joel S. Lever, Esq.

If to iParty:	iParty Corp.
270 Bridge Street, Suite 301
Dedham, MA 02026
Attn: Sal Perisano, Chief Executive Officer
Fax: (781) 326-7143

7.             Governing Law.

This Agreement and all sales transactions pursuant hereto shall be governed by and construed in accordance with the internal laws of the State of New York.

8.             Arbitration.

Except as expressly set forth in this Agreement, all disagreements, disputes, controversies and claims arising out of this Agreement, shall be submitted to and resolved by arbitration in Westchester County, New York before a commercial panel of three arbitrators in accordance with and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as then in effect.  The arbitrators shall be selected by mutual agreement of the Parties, or if no agreement can be reached, the arbitrators shall be selected by the American Arbitration Association.  Each of the arbitrators shall be licensed attorneys with at least fifteen (15) years experience in the negotiation and performance of commercial contracts.  The discovery period shall last no more than thirty (30) days after the arbitrators shall declare the discovery period commenced, and each Party may conduct no more than five (5) depositions.  The arbitrators shall issue a reasoned opinion in support of their award.  The determination of any such panel of arbitrators shall be final and binding on the parties.  The service of any notice, process, motion or other document in connection with an arbitration proceeding or for the enforcement of any arbitration award may be made as set forth in Section 6 (other than by telecopier).  The provisions of this Section shall not be deemed to preclude any party hereto from seeking preliminary injunctive or other equitable relief to protect or enforce its rights hereunder pending arbitration, or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive relief pending arbitration, or to preclude any party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators.  Nothing herein shall be construed to mean that any decision of the arbitrator is subject to judicial review or appeal, and the parties hereto hereby waive any and all rights of judicial appeal or review, on any ground whatsoever.  Each party shall bear its own costs and expenses in the event of any dispute hereunder.

9.             Press Releases.

No press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either party to be published or otherwise disclosed unless the other party has indicated its consent to the form of the release in writing, except for any disclosure as is deemed necessary or advisable, in the reasonable judgment of the responsible party, to comply with national, federal or state laws or regulations with respect to regulatory reporting or disclosure obligations.

10.          Confidential Information.

A.                                   Confidential Information Defined.  “Confidential Information” shall mean each Party’s business, technical, engineering, manufacturing, marketing, sales, customer, financial and other information relating to such party or any of its affiliates or their respective businesses that constitutes trade secrets or know-how or is otherwise proprietary or not generally known to the public or other information which the disclosing party otherwise informs the receiving party is confidential whether by so indicating on such information or otherwise, and shall include any such information received by a receiving party prior to or following execution of this Agreement.  Confidential Information shall include information in any form, whether written, graphic, electronic, physical or other form and may include raw data, graphs, charts, drawings, models, samples, hardware, photographs, software or electronic code.

B.                                     Loss of Status.  Confidential Information shall not include information, data, knowledge and know-how that, as shown by written records, (i) is known to the receiving party prior to disclosure to such party; (ii) is in the public domain prior to disclosure to such party; (iii) enters the public domain through no violation of this Agreement after disclosure to such party; or (iv) the receiving party independently develops without reliance on Confidential Information.

C.                                     Disclosures.  Each party shall keep the Confidential Information communicated to it by the other party confidential and shall not disclose such information or provisions to any third party without the prior written approval of the other party, except that either party may disclose such provisions to the extent required by law or other demand under lawful process; provided the receiving party gives the disclosing party prompt notice prior to any disclosure required by demand under lawful process to allow the disclosing party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information.  Notwithstanding the foregoing, a receiving party may disclose Confidential Information of the disclosing Party (i) to its officers, directors, employees, contractors, affiliates and representatives and to third parties to whom such disclosure is necessary in connection with performance of this Agreement provided that such recipient is notified of the confidential nature of such Confidential Information and agrees to abide by the applicable terms of this Section 10 with respect to such Confidential Information or (ii) as required to enforce or exercise the receiving party’s rights under this Agreement.  Nothing contained herein shall be deemed to grant either party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any trademark or other similar property of the other, except as expressly provided hereunder.

D.                                    Return of Confidential Information.  A receiving party shall not make or retain or permit to be made or retained any copies of any of the disclosing party’s Confidential Information, except as may be necessary in connection with the receiving party’s performance under this Agreement.  A receiving party shall return to the disclosing party all Confidential Information of the disclosing party and all copies and other duplicates and reproductions thereof (i) within ten (10) days following request by the disclosing party of the return thereof; (ii) immediately, in the event that the receiving party’s use of the Confidential

Information is no longer necessary in connection with this Agreement; or (iii) upon expiration or termination of this Agreement.

E.                                      Remedies.  Each party acknowledges and agrees that a breach by it of the applicable provisions of this Section 10 could result in irreparable damages to the other Party, for which an adequate legal remedy may not exist.  Accordingly, each party agrees and acknowledges that in the event of a breach by it of any of the applicable provisions of this Section 10, the other party shall be entitled to specific performance, temporary and/or permanent injunctive relief or any other equitable remedy (without the need to post a bond or surety in connection therewith), in addition to any other remedy to which such party may be entitled at law or in equity.

11.          Miscellaneous.

A.                                   Independent Contractors.  Each party acknowledges that the relationship between the parties pursuant to this Agreement is that of independent contractors. No provision of this Agreement shall be construed to (i) constitute the parties as partners, joint venturers or participants in a joint undertaking, or (ii) give any party the power to direct and control the day-to-day activities of the other. Further, no employees of any party shall be deemed or treated as employees of another party, and each party shall be solely responsible for any and all payroll, employment and related taxes, and withholding applicable to its own employees.

B.                                     Waiver. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

C.                                     Conflicts in Provisions. In the event of any apparent conflicts or inconsistencies between this Agreement and any Schedules hereto, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Agreement shall prevail.

D.                                    Headings. The Section headings herein are for reference and convenience only and shall not enter into the interpretation hereof.

E.                                      Severability. To the extent that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

F.                                      Assignment.  This Agreement shall be binding upon the successors and assigns of the Parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns.  No party may assign, delegate or transfer all or any of its respective rights or obligations under this Agreement without the prior written consent of the other party which consent will not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, either party may assign, delegate or transfer this Agreement or any of its respective rights or obligations to (a) its affiliate, so long as the assigning party unconditionally guarantees the obligations of such affiliate or (b) any successor of the assigning party’s business in the event of a merger, acquisition or consolidation involving such party or its affiliates.

G.                                     Amendment. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both parties.

H.                                    Approvals and Similar Actions. Wherever agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

I.                                         Entire Agreement. This Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, subject to such Term Sheets relating to allowances, credits, discounts, and dating, as in effect from time to time, in a manner consistent with past practice, custom and usage between the Parties.

J.                                        No Joint Venture.  Nothing herein shall be deemed to create a relationship or partnership, joint venture, agency or employment relationship between Amscan and iParty.  The nature of the relationship between Amscan and iParty hereunder is that of independent contracting parties.  Neither Amscan nor iParty shall be a fiduciary of the other.  This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to or against any such third party except as otherwise expressly provided herein.  Neither party is the agent or legal representative of the other for any purpose whatsoever and has no right or authority to assume or create orally or in writing any obligation of any kind, express or implied, on behalf of the other.

K.                                    Construction. This Agreement is the result of negotiation between the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity shall not be interpreted against the drafting party.

L.                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement in the corporate name by their officers duly authorized as of the day and year first above written.

iPARTY CORP.

By:	/s/ SAL PERISANO
Sal Perisano
Chief Executive Officer

AMSCAN INC.

By:	/s/ JAMES M. HARRISON
James M. Harrison
President

Schedule A

Annual Purchase Commitment

As used in this Agreement, the term “iParty Store” means any party goods retail store operated under the name “iParty,” other than any store opened or acquired after the date of this Agreement that has less than 8,000 square feet of retail space.

As used in this Agreement, the term “Base Purchase Amount” means $112,500 multiplied by the number of iParty Stores open as of June 30, 2006.

As used in this Agreement, the term “Annual Purchase Commitment” with respect to each calendar year, beginning with the calendar year commencing on January 1, 2008, means the product obtained by multiplying (1) the total number of iParty Stores open during such calendar year, by (2) $180,000. . In the event that any iParty Stores are open for only a portion of such calendar year, the calculation shall be made on a pro rata basis for such stores based on the number of months (such number, with respect to each such store, rounded to the nearest whole number) during such year that each such store was open.

The calculation of the Annual Purchase Commitment shall be based on the invoiced price of products shipped, before reduction for credits for damaged goods, rebates and allowances (including any reduction on account of any Base Rebates and Incentive Rebates under this Agreement or under any Term Sheet in effect between the parties), and shall be subject to adjustment in accordance with the provisions of Schedule B.

Exhibit “1”

SUBORDINATED PROMISSORY NOTE

$[1,150,000.00]	, New York
October , 2006

iPARTY CORP., a Delaware corporation (the “Company”), the principal office of which is located at 270 Bridge Street, Dedham, Massachusetts  02026, for value received hereby promises to pay to AMSCAN INC., or its assigns (the “Holder”), the sum of [ONE MILLION ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,150,000.00)], plus interest calculated at the rate of 11.0% per annum.

This Note shall be payable in thirty-six (36) equal monthly installments of principal and interest of $  *   commencing on November 1, 2006, and thereafter, on the first date of each month until October 1, 2009, when the entire remaining principal balance and all accrued interest shall be due and payable.  All interest shall be computed on the basis of a 365 day year and shall be paid for the actual number of days elapsed.

1.                                       SUBORDINATION.

This Note is subordinate to the Senior Indebtedness (as hereinafter defined) of the Company.  “Senior Indebtedness” shall mean any and all obligations and liabilities of the Company to (i) Wells Fargo Retail Finance II, LLC, (“Wells Fargo”) as referenced by the certain Subordination Agreement dated as of the date hereof by and between the Company, Wells Fargo and Holder (the “Senior Subordination Agreement”) and (ii) to any Senior Subordinated Lender, and including, without limitation, principal and interest thereon, whether accrued before or after the filing of a petition in bankruptcy or similar insolvency proceeding, and whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and however evidenced, together with all other sums due thereon and all costs of collecting the same (including, without limitation, reasonable attorney fees) for which the Company is liable, and any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness (in whole or in part), or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.  Wells Fargo, any such Senior Subordinated Lender and any successor holders of Senior Indebtedness are collectively referred to as the “Senior Lenders.”

“Senior Subordinated Lender” means any current or future lender or lenders to the Company and/or its subsidiaries, which loan up to $3,200,000 in the aggregate to the Company and/or its subsidiaries, and which indebtedness is by its express terms senior hereto and junior to the Senior Indebtedness to Wells Fargo or any successor to Wells Fargo.

*                    The amount necessary to fully amortize the principal balance of this note in 36 equal monthly payments of principal and interest at the rate set forth herein

The Holder agrees that the indebtedness evidenced by this Note is, and until the Senior Indebtedness is indefeasibly paid in full shall be, subject and subordinate and junior in right of repayment to the Senior Indebtedness, subject to the terms of the respective Subordination Agreements between the Holder and the respective Senior Lenders.

2.                                       EVENTS OF DEFAULT.

If any of the events specified in this section shall occur (herein individually referred to as an “Event of Default”), the Holder of this Note may, so long as such condition exists, and, subject to the provision of the Subordination Agreements, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i)            Default in the payment of the principal, and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or
(ii)           The institution by the Company of any Insolvency Case (as hereinafter defined) or the taking of corporate action by the Company in furtherance of any such Insolvency Case; or
(iii)          If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) of an Insolvency Case, such Insolvency Case shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or
(iv)          Any declared default of the Company under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder.

2

(v)           The term “Insolvency Case” means (i) any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relative to the Company or any of its properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (ii) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) assignment for the benefit of creditors of the Company or (iv) other marshalling of assets of the Company.

3.                                   MISCELLANEOUS.

(a)           The rights and obligations of the Company and the Holder shall be binding upon and benefit the permitted successors, assigns, and transferees of the parties.

(b)          No provision of this Note may be amended, waived or modified except upon the written consent of the Company, the Holder and the holder of the Senior Indebtedness.

(c)           This Note is governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.  Each of the parties hereto expressly submits to the non-exclusive jurisdiction of the Supreme Court, County of Westchester and the United States District Court for the Southern District of New York in any action or proceeding relating to any claim, dispute or other matter pertaining directly or indirectly to this Note.

(d)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS NOTE AND FURTHER HEREBY WAIVE ANY RIGHT OF OFFSET OR RIGHT TO INTERPOSE ANY COUNTERCLAIM IN ANY SUCH ACTION.

(e)           The provisions of this Note shall be applicable both before and after the commencement of any Insolvency Case by or against the Company and all converted and succeeding cases in respect thereof.  The relative rights, as provided for in this Note, shall continue after the commencement of any such Insolvency Case on the same basis as prior to the date of the commencement of any such Insolvency Case, as provided in this Note.

(f)            The Company shall pay to the Holder, upon written demand, all costs of collection and reasonable attorney’s fees and other costs and expenses paid or incurred by the Holder in enforcing the obligations of the Company hereunder and/or in exercising the

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Holder’s rights and remedies hereunder (whether such costs and expenses are incurred in any work-out, bankruptcy case or proceeding, or otherwise).

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this    day of October,  2006, and the Holder, by signing this Note, agrees to be bound by this Note.

iPARTY CORP.

By:
Name:
Title:

Name of Holder:            AMSCAN INC.

Address:                        80 Grasslands Road, Elmsford, New York  10523

Agreed:

AMSCAN INC.

By:
Name:
Title:

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